Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT is made effective as of _____________, 2022, by and among Opportunity Bank of Montana and all or any of its successors in interest (the “Bank”), and [EXECUTIVE NAME] (the “Executive”). Any reference to the “Company” shall mean Eagle Bancorp Montana, Inc.

WHEREAS, the Bank recognizes the contribution Executive has made to the Bank and wishes to protect Executive’s position therewith for the period provided in this Agreement; and

WHEREAS, Executive has been elected to, and has agreed to serve in the position of [JOB TITLE] for the Bank.

NOW, THEREFORE, in consideration of the contribution and responsibilities of Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.	GENERAL.

Executive is an employee at will and serves at the pleasure of the Board of Directors of the Bank (the “Board”). Executive’s duties shall generally consist of the duties required of a [JOB TITLE] including but not limited to acting as the chief official in management with direct responsibility for [SHORT JOB DESCRIPTION]. Executive shall also oversee and monitor [OTHER RESPONSIBILITIES] and advise and coordinate on these matters with senior management and the Board of Directors or applicable committees of the Board or management.

2.	TERM OF AGREEMENT.

(a)    Annual Renewal. The term of this Agreement shall commence as of the date first above written and shall continue for a period ending December 31, 2024 (the “Term”). Commencing on January 1, 2025 and continuing on each January 1st thereafter (the “Renewal Date”), the Term will extend automatically for one additional year, unless either the Bank or Executive by written notice to the other given at least 60 days prior to such Renewal Date notifies the other of its intent not to extend the same. In the event that notice not to extend is given by either the Bank or the Executive, this Agreement will terminate as of the last day of the then current Term. For avoidance of doubt, any extension to the Term will become the “Term” for purposes of this Agreement.

At least 60 days prior to the Renewal Date, the Compensation Committee of the Board of Directors of the Bank (the “Committee”) will conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to take action regarding non-renewal of the Agreement, and the results thereof will be included in the minutes of the Committee’s meeting.

(b)    Change in Control. In the event the Bank has entered into an agreement to effect a transaction that would be considered a Change in Control as defined under Section 3(b) hereof, the Term of this Agreement will be extended automatically for two additional renewal terms so that it is scheduled to expire no less than two (2) years beyond the effective date of the Change in Control, subject to extensions as set forth above. If a Change in Control Termination Event occurs during the Term, the Agreement shall not expire until all termination benefits of Section 4 have been paid.

3.	PAYMENTS TO EXECUTIVE UPON CHANGE IN CONTROL.

(a)         Change in Control Termination Event. The termination benefits of Section 4 shall be payable in the event that four (4) months prior to, in connection with, or within eighteen (18) months after a Change in Control: (i) the Bank, or a successor or assignee of the Bank, involuntarily terminates Executive’s full-time employment, other than for Cause as defined in Section 3(d) hereof, or (ii) Executive resigns for Good Reason as defined in Section 3(c) hereof. A termination described in (i) or (ii) above shall be referred to as a “Change in Control Termination Event.”

(b)         Change in Control. For purposes of this Agreement, a “Change in Control” of the Bank shall mean (i) merger or consolidation where the Bank is not the consolidated or surviving bank, (ii) a change in the ownership of the Bank on the date any one person, or more than one person acting as a group (within the meaning of Code Section 409A), acquires ownership of stock of the Bank that, together with stock held by such person or group, constitutes more than 30% of the total fair market value or total voting power of the stock of the Bank; (iii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, provided that this subsection (iii) is inapplicable where the majority stockholder is another corporation; (iv) a transfer of all or substantially all of the assets of the Bank, (v) voluntary or involuntary dissolution of the Bank or (vi) change in control as defined under the Change in Bank Control Act of 1978. For purposes of this Section 3(b), the term “Bank” shall include the Bank, the Company and any of their successors. For all purposes hereunder, the definition of a Change in Control shall be construed and to the extent necessary modified to be consistent with the requirements of Code Section 409A and Treasury Regulation 1.409A-3(i)(5). The surviving or resulting association, the transferee of Bank’s assets or the control person shall be bound by and have the benefit of the provisions of this Agreement, and the Bank shall take all actions necessary to ensure that such association, transferee or control person is bound by the provisions of this Agreement. A Change in Control shall not occur where an internal reorganization such as a holding company formation occurs where the Bank’s shareholders become shareholders of the new entity or a termination described in Section 8 hereof “Required Regulatory Provisions”.

(c)         Resignation for Good Reason. “Good Reason” shall mean a termination by Executive if, without Executive’s express written consent, any of the following occurs: (i) a material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility and importance; (ii) reduction in [his/her] base salary or incentive compensation opportunity; or (iii) a relocation of [his/her] principal place of employment by more than 50 miles from its location immediately prior to the Change in Control; provided, however, that prior to any resignation for Good Reason, Executive must first provide written notice to the Bank (or its successor) within 90 days following the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within 30 days of the date the Bank received the written notice from Executive. If the Bank remedies the condition within such 30-day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Bank does not remedy the condition within such 30-day cure period, then Executive may deliver a Notice of Termination for Good Reason at any time within 60 days following the expiration of such cure period.

(d)         Termination for Cause. Executive shall not have the right to receive termination benefits or other compensation or benefits pursuant to Section 4 hereof upon Termination for Cause. The term “Termination for Cause” shall mean termination because of the Executive’s personal dishonesty, incompetence, willful misconduct that in the judgment of the Board will likely cause economic damage to the Bank or injury to the business reputation of the Bank, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties after written notice thereof from the Board, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any material provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the banking industry. Following [his/her] Termination for Cause, Executive shall have a right to a hearing for reinstatement and the provision of back pay and benefits at a meeting of the Board of Directors called and held for that purpose (after reasonable notice to the Executive and an opportunity for [him/her], together with counsel, to be heard before the Board at such meeting and which such meeting shall be held not more than 30 days from the date of notice of termination). If in the good faith opinion of the Board, the Executive was guilty of conduct justifying Termination for Cause, neither reinstatement nor payment of back pay or benefits shall be provided.

4.	TERMINATION BENEFITS.

(a)         Severance Benefits. Upon the occurrence of a Change in Control Termination Event described in Section 3, the Bank shall pay the Executive, or in the event of [his/her] subsequent death, [his/her] estate, the following benefits, provided the Executive executes, and does not revoke, prior to the payment date a general release of claims against the Company and its affiliates in a form acceptable to the Company:

(i)

a sum equal to the sum of [his/her] annual salary and bonus received, if any, for the most recent completed calendar year, which lump-sum amount shall be paid as soon as administratively practicable and in no event more than thirty (30) days following the Change in Control Termination Event; and

(ii)

if the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Bank will pay the Executive’s monthly COBRA premium paid for [himself/herself] and [his/her] dependents for all applicable group health plan benefits until the earliest of: (i) the expiration of twelve (12) months of coverage; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive receives or becomes eligible to receive substantially similar coverage from another employer or other source.

(b)         No Other Severance Benefits. All of the foregoing benefits shall replace and be in lieu of any other severance benefit(s) to which Executive would otherwise be entitled following a Change in Control Termination Event.

5.	NOTICE OF TERMINATION.

Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other parties thereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. “Date of Termination” shall mean the date specified in the Notice of Termination which, in the instance of Termination for Cause, shall be immediate.

6.	SOURCE OF PAYMENTS.

It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Bank.

7.	ENTIRE AGREEMENT; MODIFICATION AND WAIVER.

(a)         This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank or any predecessor of the Bank and Executive concerning the matters governed hereby.

(b)         This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(c)         No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition for the future or as to any act other than that specifically waived.

8.	REQUIRED REGULATORY PROVISIONS.

(a)         The Board of Directors may terminate the Executive’s employment at any time, but any termination by the Board of Directors, other than Termination for Cause, shall not prejudice the Executive’s right to compensation or other benefits under this Agreement. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 3 hereinabove.

(b)         If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (“FDIA”), the Bank’s obligations under the Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion, (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations that were suspended.

(c)         If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, all obligations of the Bank under the Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)         If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the parties.

(e)         All obligations under this Agreement shall be terminated (except to the extent determined that continuation of the Agreement is necessary for the continued operation of the Bank): (i) by the Board of Governors of the Federal Reserve System ("FRB") or its successor as the principal federal bank regulatory agency for the Bank (“Successor Agency”) at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA or (ii) by the FRB or Successor Agency at the time the FRB or Successor Agency approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the FRB or Successor Agency to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)         Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with Section 18(k) of the FDIA and any regulations promulgated thereunder.

9.	REINSTATEMENT OF BENEFITS UNDER SECTION 8(b).

In the event the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice described in Section 8(b) hereof (the “Notice”) during the terms of this Agreement and a Change in Control, as defined herein, occurs, the Bank will assume its obligation to pay and the Executive will be entitled to receive all of the termination benefits provided for under Section 4 of this Agreement upon the Bank’s receipt of a dismissal of charges in the Notice.

10.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

11.	HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

12.	GOVERNING LAW.

The validity, interpretation, performance, and enforcement of this Agreement shall be governed by Montana law without regard to conflict of laws rules and the laws of the United States of America.

13.	ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of [his/her] right to be paid until the Date of Termination, unless terminated for cause pursuant to Section 3 (c) hereof, during the pendency of any dispute or controversy arising under or in connection with this Agreement.

14.	PAYMENT OF COSTS AND LEGAL FEES.

All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank if Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.

15.	TAX MATTERS.

(a)         Code Section 409A. Notwithstanding anything in this Agreement to the contrary, to the extent that a payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code and related guidance (“Code Section 409A”), and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits will be payable only upon the Executive’s “Separation from Service” within the meaning of Code Section 409A. If Executive is a “Specified Employee” (within the meaning of Code Section 409A), then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Executive’s Separation from Service. Rather, any payment which would otherwise be paid to Executive during such period shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such Separation from Service. All subsequent payments shall be paid in the manner specified in this Agreement. The provisions of this Agreement are intended not to result in the imposition of additional tax or interest under Code Section 409A, and such provisions shall be interpreted and administered in accordance with such intent. The Bank shall not be liable to any person for the tax consequences of any failure to comply with the requirements of Section 409A.

(b)         Tax Withholding. The Bank may withhold from any amounts payable to Executive hereunder all federal, state, local or other taxes that the Bank may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that Executive is responsible for payment of all taxes in respect of the payments and benefits provided herein).

IN WITNESS WHEREOF, Opportunity Bank of Montana has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, as of the ______ day of ______________, 2022.

OPPORTUNITY BANK OF MONTANA BY: ____________________________ Peter J. Johnson Chief Executive Officer EXECUTIVE ____________________________ [NAME] [JOB TITLE]